Exhibit 5.3

LAW OFFICE OF JOHN FOSTER TYRA, PC

3496 Firethorn Drive

Tuscaloosa, Alabama 35405

John Foster Tyra
Telephone (205) 366-0166
Email: jtyra@tyralaw.com

January 25, 2023

Genesis Energy, L.P.

Genesis Energy Finance Corporation

811 Louisiana, Suite 1200

Houston, TX 77002

RE:	Genesis Energy, L.P.

Genesis Energy Finance Corporation

8.875% Senior Notes due 2030

Ladies and Gentlemen:

We have acted as special Alabama counsel to Genesis Pipeline Alabama, LLC, an Alabama limited liability company (the “Company”), in connection with the registration, pursuant to a Registration Statement on Form S-3 (File No. 333-255327) (as amended, the “Registration Statement”), filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Act”), of the offering and sale by Genesis Energy, L.P., a Delaware limited partnership (the “Partnership”), and Genesis Energy Finance Corporation, a Delaware corporation (together with the Partnership, the “Issuers”), of $500,000,000 aggregate principal amount of 8.875% Senior Notes due 2030 (the “Notes”), including the guarantees (each, a “Guarantee”) of the Notes by certain of the Partnership’s subsidiaries (the “Subsidiary Guarantors”), including the Company, to be issued under the Indenture referred to below. The Notes will be issued pursuant to an Indenture dated as of May 21, 2015 (the “Base Indenture”), among the Issuers, the Subsidiary Guarantors and the Trustee (as defined below), as supplemented by the Eighteenth Supplemental Indenture thereto, dated as of January 25, 2023 (the “Supplemental Indenture” and, together with the Base Indenture, the “Indenture”), among the Issuers, the Subsidiary Guarantors and Regions Bank, as trustee (together with, as to any time prior to September 30, 2020, U.S. Bank National Association, as predecessor trustee, each, in such capacity, the “Trustee”).

We have examined originals or certified copies of the Indenture and such corporate records of the Company and other certificates and documents of officials of the Company, public officials and others as we have deemed appropriate for purposes of this letter. We have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity to authentic original documents of all copies submitted to us as conformed and certified or reproduced copies. We also have assumed the legal capacity of natural persons, the corporate or other power of all persons signing on behalf of the parties thereto other than the Company and the due authorization, execution and delivery of the Indenture and all other documents by the parties thereto other than the Company.

Genesis Energy, L.P.

Genesis Energy Finance Corporation

January 25, 2023

Based upon the foregoing, we are of the opinion that:

(i)	the Company is duly organized or formed, validly existing and in good standing as a limited liability company under the laws of the State of Alabama;

(ii)	the Company has the entity power to execute and deliver the Indenture as a Subsidiary Guarantor and perform its obligations under the Indenture (including its Guarantee pursuant thereto);

(iii)

the execution and delivery of the Indenture by the Company and the performance by the Company of its obligations under the Indenture (including its Guarantee pursuant thereto) have been duly authorized by all necessary entity action; and

(iv)	the Indenture has been duly and validly executed and delivered by the Company.

This opinion is limited to the four specific matters set out above relating to the Company and the laws of the state of Alabama. This opinion may be relied upon by Akin Gump Strauss Hauer & Feld LLP in connection with the opinion it is delivering to you as filed as an exhibit to the Registration Statement. We hereby consent to the filing of copies of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Act and the rules and regulations thereunder. The opinions expressed herein are rendered as of the date hereof. We do not undertake to advise you on matters that may come to our attention subsequent to the date hereof and that may affect the opinions expressed herein, including without limitations, future changes in applicable law.

Sincerely,
Law Office of John Foster Tyra, PC

/s/ John Foster Tyra

John Foster Tyra